Exhibit 99.1
Dynavax Reports Third Quarter 2025 Financial Results and Announces New $100 Million Share Repurchase Program

•HEPLISAV-B® quarterly net product revenue of $90 million, a 13% YoY increase; reiterates full year 2025 HEPLISAV-B® net product revenue guidance range of $315 to $325 million
•Board of Directors authorizes new $100 million share repurchase program
•Positive topline Phase 1/2 shingles vaccine trial data presented in late-breaker session at IDWeek
•Enters exclusive license agreement for Vaxart’s novel oral COVID-19 vaccine program, expanding pipeline opportunities
•Conference call today at 4:30 p.m. ET/1:30 p.m. PT

EMERYVILLE, CA – November 5, 2025 – Dynavax Technologies Corporation (Nasdaq: DVAX), a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines, today reported financial results and provided a business update for the quarter ended September 30, 2025.
“In the third quarter of 2025, we delivered important progress across our strategic initiatives, including advancing our commercial, clinical, and capital allocation objectives. HEPLISAV-B continued its impressive performance, further solidifying its market share leading position in the U.S. adult hepatitis B vaccine market,” said Ryan Spencer, Chief Executive Officer of Dynavax. “Our vaccine pipeline continues to progress, with key clinical milestones achieved or expected this year across multiple programs and now supplemented with our first late-stage business development deal – an exclusive license agreement with Vaxart for its oral vaccine candidate for COVID-19. Beyond our operational successes, we are also strategically deploying capital to both expand our long-term growth opportunities, as evidenced by our new license agreement, and to return value to shareholders through our newly authorized $100 million share repurchase program, reflecting our confidence in Dynavax’s future and commitment to a balanced capital allocation strategy.”

BUSINESS UPDATES
Exclusive License Agreement for Vaxart’s Novel Oral COVID-19 Vaccine Program
•As separately announced today, Dynavax entered into an exclusive license and collaboration agreement with Vaxart, Inc. (OTCQX: VXRT) for worldwide rights to Vaxart’s oral vaccine candidate for COVID-19. The vaccine candidate is currently in an ongoing Phase 2b clinical trial funded under a contract between Vaxart and Advanced Technology International, the Rapid Response Partnership Vehicle’s Consortium Management Firm funded by the U.S. Biomedical Advanced Research and Development Authority (BARDA) as part of Project NextGen.
•The collaboration is positioned to leverage Vaxart’s oral vaccine platform and Dynavax’s commercial experience to address the long-term need for easily administered COVID-19 vaccine options. Vaxart's oral vaccine candidate has a novel mechanism of action and delivery method relative to commercially available COVID-19 vaccines, an approach with the potential to transform the multi-billion-dollar COVID-19 vaccine market opportunity.
•Dynavax will pay Vaxart an upfront license fee of $25 million and make a $5 million equity investment in Vaxart. In addition, after receiving the results of the Phase 2b clinical trial, Dynavax will pay an additional fee of $50 million to Vaxart, unless Dynavax elects not to assume responsibility for continued development of the oral COVID-19 vaccine program (in which case, the license agreement will terminate). Dynavax has also agreed to make potential milestone payments to Vaxart upon the achievement of certain regulatory approval and commercial milestone events, as well as royalties on net sales of products.

New Share Repurchase Program

Dynavax’s Board of Directors authorized the repurchase of up to $100 million of Dynavax's common stock. Similar to the $200 million repurchase of Dynavax’s common stock announced in 2024, this new share repurchase program does not have an expiration date and Dynavax currently expects that purchases will be executed within a period of up to one year. Share repurchases under the program may be made from time to time through solicited or unsolicited transactions in the open market, in privately negotiated transactions or pursuant to a Rule 10b5-1 plan. The timing and amount of any share repurchases under the share repurchase program will be determined by Dynavax's management at its discretion based on ongoing assessments of the capital needs of the business, the market price of Dynavax's common stock and general market conditions. The program does not obligate Dynavax to acquire any particular amount of its common stock, and the share repurchase program may be suspended or discontinued at any time at Dynavax's discretion.

“We remain focused on delivering both best-in-class vaccine products and consistent shareholder growth. Given our sustained commercial success and strong financial position – along with further clarity on capital allocation needs – we are pleased to authorize another $100 million in share repurchases,” said Kelly MacDonald, Chief Financial Officer of Dynavax. “This new buyback, along with the $200 million in share repurchases announced last November, underscores our commitment to returning value to shareholders as a part of our balanced capital allocation strategy that also supports long-term growth initiatives and execution on our business strategy.”

HEPLISAV-B® [Hepatitis B Vaccine (Recombinant), Adjuvanted]
HEPLISAV-B vaccine is the first and only adult hepatitis B vaccine approved in the U.S. that enables series completion with only two doses in one month. In the U.S., hepatitis B vaccination is recommended for adults aged 19 to 59, and for adults aged 60 and older with risk factors, while adults aged 60 and older without known risk factors may also be vaccinated.
•HEPLISAV-B achieved quarterly net product revenue of $90.0 million for the third quarter of 2025, an increase of 13% compared to $79.3 million for the third quarter of 2024.
•HEPLISAV-B total estimated market share in the U.S. increased to approximately 46%, compared to approximately 44% for the third quarter of 2024. Additionally, retail market share grew to approximately 63% compared to 55% during the same period last year.
•Dynavax continues to expect the hepatitis B adult vaccine market in the U.S. to expand to a peak of over $900 million in annual sales by 2030, with HEPLISAV-B expected to achieve at least 60% total market share. Additionally, Dynavax believes the HEPLISAV-B U.S. market opportunity will remain substantial beyond 2030 due to the ongoing penetration of the unvaccinated eligible adult population, observed revaccination practices by healthcare providers, and continued gains in market share.

Clinical and Preclinical Pipeline
Dynavax is advancing a pipeline of differentiated product candidates that leverage its CpG 1018® adjuvant, which has demonstrated its ability to enhance the immune response with a favorable tolerability profile in a wide range of clinical trials and real-world commercial use.

Shingles Vaccine Program:
Z-1018 is an investigational vaccine candidate being developed for the prevention of shingles in adults aged 50 years and older.
•In a late-breaker oral presentation session at IDWeek 2025, Dynavax presented positive topline data from Part 1 of its randomized, observer-blinded, active-controlled Phase 1/2 clinical trial of Z-1018. At all doses and formulations evaluated in Part 1 of the trial, Z-1018 was well-tolerated and demonstrated a favorable tolerability profile, including lower solicited local and systemic post-injection reactions, versus Shingrix. Z-1018 demonstrated robust immune responses in all dose arms, including a 100% humoral vaccine response rate at the dose selected for advancement, with comparable immunogenicity to Shingrix.
•In October 2025, Dynavax announced that the first participants have been dosed in Part 2 of the Phase 1/2 trial evaluating Z-1018 head-to-head versus Shingrix in adults aged 70 years and older.
•In support of establishing clinical proof-of-concept for Z-1018 as a differentiated, best-in-class shingles vaccine, Dynavax anticipates reporting both topline Part 2 results, along with 12-month follow-up data for Part 1, in the second half of 2026.

Plague Vaccine Program:
Dynavax is developing a plague (rF1V) vaccine candidate adjuvanted with CpG 1018 in collaboration with, and fully funded by, the U.S. Department of Defense (DoD).
•In the fourth quarter of 2024, Dynavax and the DoD executed an agreement for approximately $30 million through the first half of 2027 to support additional clinical and manufacturing activities.
•In the third quarter of 2025, Dynavax executed an amendment to the agreement for approximately  $14 million from the DoD to support additional non-human primate studies.
•Dynavax initiated Part 1 of the Phase 2 clinical trial evaluating the plague vaccine candidate and completed enrollment in the third quarter of 2025.

Pandemic Influenza Adjuvant Program:
Dynavax is evaluating CpG 1018 in an adjuvanted H5N1 influenza vaccine as a proof-of-concept for its potential use with pandemic influenza vaccines.
•Dynavax completed Part 1 of the randomized, active-controlled Phase 1/2 study to evaluate the safety and immunogenicity of an investigational H5N1 influenza vaccine adjuvanted with CpG 1018 in 101 participants aged 18 to 49 in the second quarter of 2025.
•Based on the results from Part 1 of the study, Dynavax is advancing the optimal formulations of CpG 1018 adjuvant to evaluate in Part 2 of the Phase 1/2 trial, with topline immunogenicity and safety data expected in 2026.

Lyme Disease Vaccine Program:
Dynavax is developing an investigational multivalent protein subunit vaccine candidate adjuvanted with CpG 1018 for the prevention of Lyme disease, a bacterial infection that is the most common vector-borne illness in the Northern Hemisphere.
•There are currently no approved human vaccines for Lyme disease, and current vaccine candidates in clinical development require three-dose primary series and annual boosters. Dynavax believes its investigational Lyme disease vaccine adjuvanted with CpG 1018, which has a demonstrated ability to amplify immune responses and improve durability of protection, has the potential for a differentiated and best-in-class vaccine profile.
•Dynavax’s Lyme disease vaccine candidate has progressed into Investigational New Drug (IND)-enabling studies, with plans to initiate clinical development in 2027.

THIRD QUARTER 2025 FINANCIAL HIGHLIGHTS

•Total revenues were $94.9 million for the third quarter of 2025, an 18% increase compared to $80.6 million for the third quarter of 2024.
•HEPLISAV-B net product revenue was $90.0 million for the third quarter of 2025, a 13% increase compared to $79.3 million for the third quarter of 2024.
•Cost of sales - product for HEPLISAV-B were $14.4 million for the third quarter of 2025, compared to $13.1 million for the third quarter of 2024.
•Research and development expenses (R&D) were $19.1 million for the third quarter of 2025, compared to $14.4 million for the third quarter of 2024.
•Selling, general, and administrative expenses (SG&A) were $40.1 million for the third quarter of 2025, compared to $43.1 million for the third quarter of 2024.
•GAAP net income was $26.9 million, or $0.23 per share basic and $0.21 diluted in the third quarter of 2025, compared to GAAP net income of $17.6 million, or $0.13 per share basic and $0.12 diluted in the third quarter of 2024.
•Adjusted EBITDA* was $35.5 million for the third quarter of 2025, compared to $25.0 million for the third quarter of 2024.
•Cash, cash equivalents and marketable securities were $647.8 million as of September 30, 2025, compared to $713.8 million as of December 31, 2024.

FULL YEAR 2025 FINANCIAL GUIDANCE
Dynavax is providing full year 2025 financial guidance, based on its current operating plan:
•HEPLISAV-B net product revenue is expected in the range of $315 to $325 million.

•Adjusted EBITDA* is expected to be at least $80 million, an increase compared to the prior guidance of at least $75 million.

* Non-GAAP financial measure. Please refer to the “Non-GAAP Financial Measures” section for details regarding this measure.

Conference Call and Webcast Information

Dynavax will host a conference call and live audio webcast on Wednesday, November 5, 2025, at 4:30 p.m. ET/1:30 p.m. PT. The live audio webcast may be accessed through the "Events & Presentations" page on the "Investors" section of Dynavax's website at https://investors.dynavax.com/events-presentations. A replay of the webcast will be available for 30 days following the live event.

To dial into the call, participants will need to register for the call using the caller registration link. It is recommended that participants dial into the conference call or log into the webcast approximately 10 minutes prior to the call.

WHAT IS HEPLISAV-B?
HEPLISAV-B is a shot given to adults 18 years of age and older to help prevent infection caused by the hepatitis B virus. HEPLISAV-B is usually given in the arm muscle. HEPLISAV-B is given in 2 doses, 1 month apart, by a healthcare provider.

IMPORTANT SAFETY INFORMATION
Do not administer HEPLISAV-B to individuals with a history of severe allergic reaction (e.g., anaphylaxis) after a previous dose of any hepatitis B vaccine or to any component of HEPLISAV-B, including yeast.

Appropriate medical treatment and supervision must be available to manage possible anaphylactic reactions following administration of HEPLISAV-B.

Immunocompromised persons, including individuals receiving immunosuppressant therapy, may have a diminished immune response to HEPLISAV-B.

Hepatitis B has a long incubation period. HEPLISAV-B may not prevent hepatitis B infection in individuals who have an unrecognized hepatitis B infection at the time of vaccine administration.

The most common patient-reported adverse reactions reported within 7 days of vaccination were injection site pain (23%-39%), fatigue (11%-17%), and headache (8%-17%).

There are no adequate and well-controlled studies of HEPLISAV-B in pregnant individuals. Available data, primarily in individuals who received one dose of HEPLISAV-B in the 28 days prior to or during pregnancy, do not suggest an increased risk of major birth defects and miscarriage.

It is not known whether HEPLISAV-B is excreted in human milk.

Data are not available to assess the effects of HEPLISAV-B on the breastfed infant or on milk production/excretion.

Vaccination with HEPLISAV-B may not result in protection of all vaccine recipients.

Talk to your healthcare provider to determine if HEPLISAV-B is right for you.

Please see full Prescribing Information

About Dynavax
Dynavax is a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines to help protect the world against infectious diseases. Dynavax has two commercial products, HEPLISAV-B® vaccine [Hepatitis B Vaccine (Recombinant), Adjuvanted], which is approved in the U.S., the European Union and the United Kingdom for the prevention of infection caused by all known subtypes of hepatitis B virus in adults 18 years of age and older, and CpG 1018® adjuvant, currently used in HEPLISAV-B and multiple adjuvanted COVID-19 vaccines. For more information about Dynavax’s marketed products and development pipeline, visit www.dynavax.com.

Non-GAAP Financial Measures
To supplement financial results presented on a GAAP basis, Dynavax has included information about adjusted EBITDA, a non-GAAP financial measure. Dynavax believes the presentation of this non-GAAP financial measure, when viewed with its results under GAAP and the accompanying reconciliation, provide analysts, investors and other third parties with insights into how Dynavax evaluates normal operational activities, including its ability to generate cash from operations, on a comparable year-over-year basis, and manage its budgeting and forecasting.

In quarterly and annual reports, earnings press releases and conference calls, Dynavax may discuss Adjusted EBITDA to supplement its consolidated financial statements presented on a GAAP basis.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in Dynavax’s business but do not represent ongoing operations, including loss on debt extinguishment and proxy contest costs. Adjusted EBITDA, as used by Dynavax, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income or loss, which is the nearest GAAP equivalent, such as:

•adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;
•adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Dynavax excludes stock-based compensation expense from adjusted EBITDA although: (i) it has been, and will continue to be for the foreseeable future, a significant recurring expense for its business and an important part of its compensation strategy; and (ii) if Dynavax did not pay out a portion of its compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect its cash position;
•From time to time, Dynavax may exclude other expenses that are episodic in nature and do not directly correlate to the cost of operating its business on an ongoing basis, such as loss on debt extinguishment and proxy contest costs.

Reconciliation of each historical non-GAAP financial measure to Adjusted EBITDA can be found in the table accompanying this press release. Dynavax has not provided a reconciliation of its full-year 2025 guidance for Adjusted EBITDA to the most directly comparable forward-looking GAAP measures because Dynavax is unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, income tax expense or provision for income taxes. These items are uncertain and depend on various factors that are outside of Dynavax’s control or cannot be reasonably predicted. While Dynavax is unable to address the probable significance of these items, they could have a material impact on GAAP net income for the guidance period. A reconciliation of Adjusted EBITDA would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “will,” “may,” “plan,” “potential,” “would” and similar expressions, or the negatives thereof, or they may use future dates. Forward-looking statements made in this document include statements regarding Dynavax’s expected financial results for the quarter ended September 30, 2025 and full year guidance, expected timing and manner of share repurchases, the amount of cash and respective number of shares used in, or subject to, such repurchase transactions, and the sufficiency of Dynavax current capital and future cash flows to support its business strategy after the repurchase transactions are effected, its ability to return cash to shareholders, while continuing to execute on its long-term strategy, and ability drive sustainable value for all stakeholders, success of its strategic investments and collaborations, including the collaboration and license agreement with Vaxart, ability to leverage Vaxart’s oral vaccine platform, expectation regarding the need for easily administered COVID-19 vaccine options and related market opportunity, expectations regarding its future growth and long-term performance, extent and timing of market growth and market share beyond 2030, the timing of IND filings, initiation and completion of clinical studies, potential of its clinical and pre-clinical pipeline, expected timing for data readouts and clinical milestones, and interaction with regulators. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Dynavax’s business, including, the risk that its share repurchase program will not provide the benefits anticipated, the risk that market size or actual demand for its products may differ from its expectations, risks relating to its ability to commercialize and supply HEPLISAV-B, risks related to the timing of completion and results of current clinical studies, risks related to the development and pre-clinical and clinical testing of vaccines containing CpG 1018 adjuvant, as well as other risks detailed in the "Risk Factors" section of its Quarterly Report on Form 10-Q for the three months ended September 30, 2025 and periodic filings made thereafter, as well as discussions of potential risks, uncertainties and other important factors in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, are qualified in their entirety by this cautionary statement and Dynavax undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in its current periodic reports with the SEC.

Reference herein to any specific commercial products, process, or service by trade name, trademark, manufacturer, or otherwise, does not constitute or imply its endorsement, recommendation, or favoring by the U.S. Government and shall not be used for advertising or product endorsement purposes.

For Investors/Media:
Paul Cox
pcox@dynavax.com
510-665-0499

Nicole Arndt
narndt@dynavax.com
510-665-7264

DYNAVAX TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Product revenue, net	$89,954	$79,345	$246,785	$197,377
Other revenue	4,922	1,285	11,697	7,837
Total revenues	94,876	80,630	258,482	205,214
Operating expenses:
Cost of sales - product	14,403	13,084	42,207	36,035
Research and development	19,116	14,403	55,112	42,881
Selling, general and administrative	40,086	43,061	138,123	128,788
Bad debt expense	—	—	10,970	—
Total operating expenses	73,605	70,548	246,412	207,704
Income (loss) from operations	21,271	10,082	12,070	(2,490)
Other income (expense):
Interest income	6,593	9,382	21,130	28,050
Interest expense	(1,643)	(1,699)	(4,976)	(5,090)
Sublease income	2,225	2,205	6,677	2,808
Loss on debt extinguishment	—	—	(82,095)	—
Other loss	(27)	(152)	(1,046)	(52)
Net income (loss) before income taxes	28,419	19,818	(48,240)	23,226
Provision for income taxes	(1,492)	(2,224)	(2,211)	(2,967)
Net income (loss)	$26,927	$17,594	$(50,451)	$20,259
Net income (loss) per share:
Basic	$0.23	$0.13	$(0.42)	$0.15
Diluted	$0.21	$0.12	$(0.42)	$0.15
Weighted-average shares used in computing net income (loss) per share:
Basic	117,307	131,133	120,471	130,746
Diluted	136,468	154,807	120,471	133,644

DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash, cash equivalents and marketable securities	$647,815	$713,834
Inventories	73,288	70,054
Other current assets	93,228	65,053
Total current assets	814,331	848,941
Total non-current assets	132,175	137,315
Total assets	$946,506	$986,256

Liabilities and stockholders’ equity
Total current liabilities	$106,839	$78,634
Total long-term liabilities	305,529	310,823
Stockholders’ equity	534,138	596,799
Total liabilities and stockholders’ equity	$946,506	$986,256

DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
GAAP net income (loss)	$26,927	$17,594	$(50,451)	$20,259
Adjustments:
Depreciation & amortization	591	624	1,339	1,375
Interest income	(6,593)	(9,382)	(21,130)	(28,050)
Interest expense	1,643	1,699	4,976	5,090
Provision for income taxes	1,492	2,224	2,211	2,967
Total adjustments	(2,867)	(4,835)	(12,604)	(18,618)
EBITDA	24,060	12,759	(63,055)	1,641
Stock-based compensation	11,472	12,235	37,008	37,064
Loss on debt extinguishment	—	—	82,095	—
Proxy contest costs	—	—	12,520	—
Adjusted EBITDA	$35,532	$24,994	$68,568	$38,705